CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1, Amendment No. 1, of our report dated December 3, 2007 (except for Stockholders’ Deficiency as included in the Balance Sheet, and the Statements of Changes in Stockholders’ Deficiency, related references and calculations, as to which the date is June 5, 2008), relating to the balance sheet of Purple Beverage Company, Inc. as of September 30, 2007 and the related statements of operations, changes in stockholders' deficiency, and cash flows for the period from May 8, 2007 (Inception) to September 30, 2007. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

\s\ Sherb & Co., LLP Certified Public Accountants
Boca Raton, Florida
June 9, 2008